Exhibit 99.1

NEWS CORPORATION REPORTS FOURTH QUARTER AND

FULL YEAR RESULTS FOR FISCAL 2016

FISCAL 2016 FOURTH QUARTER KEY FINANCIAL HIGHLIGHTS

•	Revenues of $2.2 billion increased 5% compared to $2.1 billion in the prior year

•	Income from continuing operations of $114 million compared to $20 million in the prior year

•	Total Segment EBITDA of $361 million, which includes a one-time litigation settlement gain of $122 million, compared to $215 million in the prior year

•	EPS were $0.16 including the settlement gain, compared to $0.01 in the prior year

•	Digital Real Estate Services segment revenue grew 21% compared to the prior year

•	Digital revenues represented 23% of News and Information Services segment revenues, compared to 19% in the prior year

NEW YORK, NY – August 8, 2016 – News Corporation (“News Corp” or the “Company”) (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months and fiscal year ended June 30, 2016 (includes 14 and 53 weeks, respectively, compared to 13 and 52 weeks in the three months and fiscal year ended June 30, 2015, respectively).

Commenting on the results, Chief Executive Robert Thomson said:

“We ended Fiscal Year 2016 with strong results in the fourth quarter, highlighted by robust year-over-year growth in revenues and EBITDA at Digital Real Estate Services and an upturn at HarperCollins.

Over the past year, we made clear progress on our primary goals – to become more digital and more global. Since the advent of the new News three years ago, revenue at Digital Real Estate Services has more than doubled, and it is expected to become the biggest contributor to EBITDA in the future thanks to the ongoing success of REA and the rapid growth at Realtor.com® in the U.S. Our reach in digital real estate is unparalleled and highlights the potential of the News Corp network, which is monetizing shared data and maximizing the value of content and traffic.

Book Publishing ended the year strongly, highlighting our ability to leverage quality content across both print and digital platforms.

While global print ad trends remain challenging at our News and Information Services segment, we are continuing our aggressive growth in digital, which now accounts for 23% of segment revenues, up from 19% last year.

The success of the Wall Street Journal is a testament to the importance of high quality content with global appeal. This past quarter the WSJ reached 948,000 digital-only subscribers, posting healthy year-over-year gains with improved pricing to better reflect its unique value. At News UK, The Times and The Sunday Times continue to impress with nearly 182,500 digital-only subscribers. Digital subscriptions continue to grow and now account for approximately 45% of the subscriber base, while print sales have also risen tangibly in recent months. This quarter we relaunched the Sun’s website, which had over 42 million global unique users in June, a distinctive increase since the lifting of the paywall last year. The U.K. team is focused on leveraging our immensely valuable

U.K. brands, which is part of the logic behind our offer for Wireless Group. Finally, at News Australia, The Australian continues to post higher paid volume, thanks to digital.

With the advertising marketplace in upheaval and, rightly under increased scrutiny, we believe the need for trusted content and premium audiences will only increase. We are confident that News Corp’s unique portfolio and global distribution, combined with our focus on cost efficiencies, mean we are uniquely positioned to capitalize on broader social and commercial trends, and drive long-term value for investors.”

FOURTH QUARTER RESULTS FROM CONTINUING OPERATIONS

The Company reported fiscal 2016 fourth quarter total revenues of $2.2 billion, a 5% increase as compared to the prior year fourth quarter revenues of $2.1 billion. Reported revenues reflect a negative impact from foreign currency fluctuations of $54 million. Adjusted Revenues (which exclude the foreign currency impact and acquisitions as defined in Note 1) increased 6% compared to the prior year, as growth in the Digital Real Estate Services and Book Publishing segments and the impact from the additional week in the quarter of $112 million were partially offset by lower advertising revenues at the News and Information Services segment.

Income from continuing operations for the quarter was $114 million as compared to $20 million in the prior year. The increase was primarily due to a one-time gain of $122 million ($75 million, net of tax) related to the settlement of litigation between Move and Zillow Group, lower restructuring charges and higher Total Segment EBITDA, as discussed below, offset in part by lower Other, net.

The Company reported fourth quarter Total Segment EBITDA of $361 million, a 68% increase as compared to $215 million in the prior year. Fourth quarter Total Segment EBITDA includes the gain at Move from the settlement as mentioned above. Excluding this settlement, Total Segment EBITDA in the quarter would have been $239 million.

Adjusted Total Segment EBITDA (as defined in Note 1), which excludes the impact of the settlement noted above as well as the other items described in Note 1, increased 23% compared to the prior year, primarily due to strength at the Book Publishing and Digital Real Estate Services segments and the impact from the additional week in the quarter.

Earnings per share from continuing operations available to News Corporation stockholders were $0.16 as compared to $0.01 in the prior year.

Adjusted EPS (as defined in Note 3) were $0.10 compared to $0.08 in the prior year.

FULL YEAR RESULTS FROM CONTINUING OPERATIONS

The Company reported fiscal 2016 full year total revenues of $8.3 billion, a 3% decrease as compared to the prior year revenues of $8.5 billion. The decline in total reported revenues includes a negative impact from foreign currency fluctuations of $455 million. Adjusted Revenues were flat compared to the prior year, as growth in the Digital Real Estate Services segment was offset by lower advertising revenues at the News and Information Services segment.

Income from continuing operations was $235 million for fiscal 2016 as compared to $367 million in the prior year. The decline was primarily due to lower Total Segment EBITDA, as discussed below, and lower Other, net, partially offset by a tax benefit of $106 million from the release of valuation allowances resulting from the disposal of the digital education business. As a result of the release of the valuation allowances, the Company recorded an income tax benefit of $54 million for the fiscal year.

The Company reported full year Total Segment EBITDA of $684 million, a 28% decline as compared to $945 million in the prior year. Fiscal 2016 Total Segment EBITDA includes a one-time charge of $280 million for the settlement of litigation and related claims at News America Marketing and a one-time gain of $122 million for the settlement of the Zillow litigation. Excluding those settlements, Total Segment EBITDA would have been $842 million. Negative foreign currency fluctuations also reduced Total Segment EBITDA by $70 million as compared to the prior year.

Adjusted Total Segment EBITDA, which excludes the impact of the litigation settlements noted above, as well as the other items described in Note 1, declined 4% compared to the prior year as strength at the Digital Real Estate Services segment and modest improvement in the Cable Network Programming segment were more than offset by the declines at the News and Information Services and Book Publishing segments and higher legal expenses at Move related to the Zillow litigation.

Earnings per share from continuing operations available to News Corporation stockholders were $0.28 for the full year as compared to $0.51 in the prior year.

Adjusted EPS were $0.40 compared to $0.59 in the prior year.

SEGMENT REVIEW

	For the three months ended June 30,			For the fiscal years ended June 30,
	2016	2015	% Change	2016	2015	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
News and Information Services	$1,417	$1,404	1%	$5,338	$5,731	(7)%
Book Publishing	433	390	11%	1,646	1,667	(1)%
Digital Real Estate Services	229	189	21%	822	625	32%
Cable Network Programming	147	133	11%	484	500	(3)%
Other	—	1	**	2	1	**

Total Revenues	$2,226	$2,117	5%	$8,292	$8,524	(3)%

Segment EBITDA:
News and Information Services(a)	$160	$169	(5)%	$214	$603	(65)%
Book Publishing	50	33	52%	185	221	(16)%
Digital Real Estate Services(b)	175	45	**	344	201	71%
Cable Network Programming	23	22	5%	124	135	(8)%
Other	(47)	(54)	13%	(183)	(215)	15%

Total Segment EBITDA	$361	$215	68%	$684	$945	(28)%

**	- Not meaningful

(a)	News and Information Services Segment EBITDA for the fiscal year ended June 30, 2016 includes a one-time charge of $280 million for the settlement of litigation and related claims at News America Marketing.
(b)	Digital Real Estate Services Segment EBITDA for the three months and fiscal year ended June 30, 2016 includes a one-time gain of $122 million from the settlement of litigation at Move.

News and Information Services

Fourth Quarter Segment Results

Revenues for the fourth quarter of fiscal 2016 increased $13 million, or 1%, compared to the prior year. Adjusted Revenues increased 2% compared to the prior year, primarily due to an additional $77 million from the extra week in the quarter.

Advertising revenues, which include $17 million of negative impact from foreign currency fluctuations, declined 5%, primarily due to the weakness in the print advertising market coupled with lower free standing insert product revenues at News America Marketing. The decline was partially offset by an additional $33 million from the extra week in the quarter, growth in digital advertising revenues and higher in-store product revenues at News America Marketing. Circulation and subscription revenues, which include $16 million of negative impact from foreign currency fluctuations, increased 5% due to an additional $39 million from the extra week in the quarter, growth in paid digital subscribers across the mastheads, higher subscription pricing, and selected cover price increases in the U.K. and Australia. The improvement was offset by print volume declines and a modest impact from the change in the digital strategy at The Sun. Excluding the impact of negative foreign currency fluctuations and the additional week, advertising revenues declined 7% and circulation and subscription revenues increased 1%.

Segment EBITDA decreased $9 million in the quarter, or 5%, as compared to the prior year. The decline was driven by lower advertising revenues as well as investment spending and acquisition-related costs in connection with Checkout 51 and Unruly. The decline was partially offset by the impact from the additional week in the quarter and lower operating expenses. Adjusted Segment EBITDA increased 10% compared to the prior year.

Digital revenues represented 23% of segment revenues in the quarter, compared to 19% in the prior year. At Dow Jones, digital revenues represented 53% of total revenues in the quarter. Below summarizes the digital subscriber trends across properties within the News and Information Services segment in the quarter:

•	The Wall Street Journal digital subscribers were 948,000, compared to 753,000 in the prior year (Source: Internal data)

•	Digital subscribers at News Corp Australia’s mastheads were 272,700, compared to 225,600 in the prior year (Source: Internal data)

•	The Times and Sunday Times digital subscribers were 182,500, compared to 172,000 in the prior year (Source: Internal data)

•	The Sun’s digital offering reached 42 million global average monthly unique users, based on ABCe (Source: Omniture)

Full Year Segment Results

Fiscal 2016 full year revenues decreased $393 million, or 7%, compared to the prior year. Adjusted Revenues declined 3% compared to the prior year.

Advertising revenues, which include $152 million of negative impact from foreign currency fluctuations, declined 11%. Circulation and subscription revenues, which include $109 million of negative impact from foreign currency fluctuations, declined 2%. Excluding the impact of negative foreign currency fluctuations and the additional week, advertising revenues declined 7% and circulation and subscription revenues increased 1%.

Full year Segment EBITDA decreased $389 million, or 65%, as compared to the prior year. Results include a one-time charge of $280 million for the settlement of litigation and related claims at News America Marketing. Adjusted Segment EBITDA decreased 10% compared to the prior year. The decline was driven by lower revenues and higher promotion and marketing costs in the U.K., partially offset by lower costs due to ongoing cost initiatives, combined with savings from lower print volume.

Book Publishing

Fourth Quarter Segment Results

Revenues in the quarter increased $43 million, or 11%, compared to the prior year, driven by the popularity of front-list titles such as The Nest by Cynthia D’Aprix Sweeney, The Rainbow Comes and Goes by Anderson Cooper, The World’s Worst Children by David Walliams and carry-over sales from Jesus Calling by Sarah Young, as well as a $19 million impact from the additional week in the quarter and the continued expansion of HarperCollins’ global footprint. Digital sales represented 19% of Consumer revenues for the quarter. Adjusted Revenues increased 9% compared to the prior year. Segment EBITDA increased $17 million, or 52%, from the prior year due to higher revenues as noted above.

Full Year Segment Results

Full year revenues decreased $21 million, or 1%, compared to the prior year, driven by lower revenues from the Divergent series by Veronica Roth and American Sniper by Chris Kyle, lower e-book sales and negative foreign currency fluctuations, partially offset by the release of Go Set a Watchman by Harper Lee, the inclusion of the results of Harlequin, which was acquired in August 2014, continued expansion of HarperCollins’ global footprint and the $19 million impact from the additional week. Digital sales represented 19% of Consumer revenues for fiscal 2016. Full year Segment EBITDA decreased $36 million, or 16%, from the prior year primarily due to the factors noted above, partially offset by cost savings initiatives. Adjusted Revenues and Adjusted Segment EBITDA declined 2% and 19%, respectively, compared to the prior year.

Digital Real Estate Services

Fourth Quarter Segment Results

Revenues in the quarter increased $40 million, or 21%, compared to the prior year, primarily due to the continued growth at REA Group and Move, as well as the acquisitions of iProperty and Diakrit. Segment EBITDA in the quarter was $175 million, compared to $45 million in the prior year. The increase in Segment EBITDA was primarily due to a one-time gain of $122 million related to the settlement of the Zillow litigation at Move and continued strength at REA Group, partially offset by $10 million of higher legal expenses at Move associated with the litigation and higher marketing expenses at REA Group.

Adjusted Revenues increased 17% and Adjusted Segment EBITDA, which includes $15 million of legal expenses at Move for the quarter related to the Zillow litigation, increased 24% compared to the prior year.

In the quarter, revenues at REA Group increased 17%, or 21% excluding a $5 million impact from negative foreign currency fluctuations, due to greater listing depth product penetration and higher developer and media revenues.

Move’s revenues in the quarter increased 21% to $98 million from $81 million in the prior year, primarily due to the continued strength in its Connection for Co-Brokerage product, as well as growth in non-listing Media and professional software revenues. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal fourth quarter grew 17% year-over-year to approximately 53 million. Mobile continues to drive audience growth and now makes up over half of all unique users.

Full Year Segment Results

Fiscal 2016 revenues increased $197 million, or 32%, compared to the prior year, primarily due to the $169 million from the inclusion of the results of Move, which was acquired in November 2014, coupled with higher revenues at REA Group and the acquisitions of iProperty and Diakrit. Segment EBITDA increased $143 million, or 71%, compared to the prior year, primarily due to a one-time gain of $122 million related to the settlement of the Zillow litigation at Move. The improvement was partially offset by a $28 million increase in legal expenses related to the litigation, which totaled $38 million for fiscal 2016, as well as negative foreign currency fluctuations and transaction costs of $7 million related to the acquisition of iProperty.

Adjusted Revenues increased 19% compared to the prior year. Adjusted Segment EBITDA, which excludes the settlement gain but includes the higher legal expenses, increased 24% compared to the prior year.

In the fiscal year, revenues at REA Group increased 5%, or 20% excluding $66 million of impact from negative foreign currency fluctuations, due to greater listing depth product penetration and higher developer and media revenues. Move’s revenues in the fiscal year increased 27% to $357 million from $282 million on a stand-alone basis in the prior year, primarily due to the continued strength in its Connection for Co-Brokerage product, as well as growth in non-listing Media and professional software revenues.

Cable Network Programming

Fourth Quarter Segment Results

In the fourth quarter of fiscal 2016, revenues increased $14 million, or 11%, compared to the prior year. Adjusted Revenues increased 14%, primarily due to the $10 million impact from the additional week in the quarter and higher affiliate revenues, as well as increased advertising revenues resulting from higher ratings. Segment EBITDA increased $1 million, or 5%, from the prior year. Adjusted Segment EBITDA increased 14%, primarily due to higher revenues, partially offset by higher programming rights costs primarily related to the NRL simulcast. Negative foreign currency fluctuations reduced reported revenues and Segment EBITDA for the quarter by $5 million and $2 million, respectively, as compared to the prior year.

Full Year Segment Results

Fiscal 2016 full year revenues decreased $16 million, or 3%, compared to the prior year. Adjusted Revenues increased 9%, primarily due to higher affiliate and advertising revenues, as well as the $10 million impact from the additional week in the year. Segment EBITDA decreased $11 million, or 8%, from the prior year. Adjusted Segment EBITDA increased 2%, primarily due to higher revenues, partially offset by higher programming rights and production costs. Negative foreign currency fluctuations reduced reported revenues and Segment EBITDA by $60 million and $14 million, respectively, as compared to the prior year.

Other

Fourth Quarter Segment Results

Segment EBITDA in the quarter improved by $7 million, primarily due to decreased fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”).

The net expense related to the U.K. Newspaper Matters was $4 million for the three months ended June 30, 2016, as compared to $8 million in the prior year.

Full Year Segment Results

Full year Segment EBITDA improved by $32 million. The net expense related to the U.K. Newspaper Matters was $19 million for the full year, as compared to $50 million in the prior year.

REVIEW OF EQUITY EARNINGS OF AFFILIATES’ RESULTS

Full year equity earnings from affiliates were $30 million compared to $58 million in the prior year. Equity earnings from affiliates for the fourth quarter were $5 million compared to $10 million in the prior year.

	For the three months ended		For the fiscal years ended
	June 30,		June 30,
	2016	2015	2016	2015
	(in millions)		(in millions)
Foxtel(a)	$12	$11	$38	$59
Other equity affiliates, net(b)	(7)	(1)	(8)	(1)

Total equity earnings of affiliates	$5	$10	$30	$58

(a)	The Company amortized $15 million and $52 million related to excess cost over the Company’s proportionate share of its investment’s underlying net assets allocated to finite-lived intangible assets during the three months and fiscal year ended June 30, 2016, respectively, and $13 million and $57 million in the corresponding periods of fiscal 2015, respectively. Such amortization is reflected in Equity earnings of affiliates in the Statements of Operations.
(b)	Other equity affiliates, net for the three months ended June 30, 2016 includes losses primarily from the Company’s interests in Draftstars and Elara Technologies, which owns PropTiger.

On a U.S. GAAP basis, Foxtel revenues, for the fiscal year ended June 30, 2016, decreased $279 million to $2,379 million from $2,658 million in the prior year period. In local currency, Foxtel revenues increased 3% due to higher subscribers. Foxtel EBITDA decreased $156 million to $604 million from $760 million in the prior year. In local currency, Foxtel EBITDA declined 9% primarily due to increased investment in programming to support subscriber growth, higher offer costs, as well as continued investment in Presto.

Foxtel’s total closing subscribers were more than 2.9 million as of June 30, 2016, with the vast majority of year-over-year growth driven by cable and satellite subscribers, which increased approximately 5% compared to the prior year period. In the fourth quarter, cable and satellite churn increased to 14.0% from 9.9% in the prior year due to customer departures with the increased use of no-contract offers during fiscal 2016. Fiscal 2016 full year churn was 12.2% compared to 10.9% in the prior year. Broadcast residential ARPU for the full year was A$89, a mid-single digit decline compared to the prior year.

Foxtel operating income for the fiscal years ended June 30, 2016 and 2015 was $373 million and $441 million, respectively, after depreciation and amortization of $231 million and $319 million, respectively. Operating income decreased as a result of the factors noted above and negative foreign currency fluctuations, partially offset by lower depreciation expense resulting from the increase in the useful lives of cable and satellite installations.

Foxtel’s net income of $180 million decreased from $232 million in the prior year period as a result of lower operating income as noted above.

FULL YEAR CASH FLOW

Net cash provided by continuing operating activities decreased $36 million for the fiscal year ended June 30, 2016 as compared to fiscal 2015 which was primarily due to lower dividends from Foxtel and cost method investments of $104 million and higher restructuring payments of $44 million during the fiscal year ended June 30, 2016. The decrease was offset by net proceeds received in fiscal 2016 from the Zillow litigation settlement of $122 million and a benefit in working capital related to the additional week.

Free cash flow available to News Corporation in the fiscal year ended June 30, 2016 was $610 million compared to $595 million in the prior year period. The increase was primarily due to lower capital expenditures, partially offset by a decrease in cash provided by continuing operating activities as discussed above.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by continuing operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group. Free cash flow available to News Corporation excludes cash flows from discontinued operations.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash generated by the business after capital expenditures, which can then be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

The following table presents a reconciliation of net cash provided by continuing operating activities to free cash flow available to News Corporation:

	For the fiscal years ended June 30,
	2016	2015
	(in millions)
Net cash provided by continuing operating activities	$952	$988
Less: Capital expenditures	(256)	(308)

	696	680
Less: REA Group free cash flow	(131)	(130)
Plus: Cash dividends received from REA Group	45	45

Free cash flow available to News Corporation	$610	$595

OTHER ITEMS

Wireless Group plc

On June 30, 2016, the Company announced that it had reached an agreement on the terms of a recommended cash offer (the “Offer”) to acquire Wireless Group plc (“Wireless Group”) for a purchase price of 315 pence per share in cash, or approximately £220 million (approximately $300 million) in the aggregate, plus any assumed debt at closing. Wireless Group operates TalkSPORT, the leading sports radio network in the U.K., and a portfolio of radio stations in the U.K. and Ireland. The Offer is subject to customary closing conditions, including shareholder acceptances and regulatory approval. As a result of U.K. takeover rules, the Company has specifically set aside $315 million of cash for the Offer and has classified it as restricted cash on the Balance Sheet as of June 30, 2016.

Dividends

The Company today declared a semi-annual cash dividend of $0.10 per share for Class A Common Stock and Class B Common Stock. This dividend is payable on October 19, 2016 to stockholders of record as of September 14, 2016.

COMPARISON OF ADJUSTED INFORMATION TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted net income available to News Corporation stockholders, Adjusted EPS and Free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by continuing operating activities to free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 4:30 p.m. Eastern Daylight Time on August 8, 2016. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, book publishing, digital real estate services, cable network programming in Australia, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corporation are conducted primarily in the United States, Australia, and the United Kingdom. More information is available at: www.newscorp.com.

Contacts:

Michael Florin

Investor Relations

212-416-3363

mflorin@newscorp.com

Jim Kennedy

Corporate Communications

212-416-4064

jkennedy@newscorp.com

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except share and per share amounts)

	For the three months ended		For the fiscal years ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Advertising	$972	$973	$3,644	$3,835
Circulation and subscription	694	654	2,569	2,608
Consumer	414	371	1,578	1,594
Other	146	119	501	487

Total Revenues	2,226	2,117	8,292	8,524

Operating expenses	(1,252)	(1,215)	(4,728)	(4,952)
Selling, general and administrative	(735)	(687)	(2,722)	(2,627)
NAM Group and Zillow settlements, net	122	—	(158)	—
Depreciation and amortization	(135)	(123)	(505)	(498)
Impairment and restructuring charges	(26)	(53)	(89)	(84)
Equity earnings of affiliates	5	10	30	58
Interest, net	9	14	43	56
Other, net	(14)	5	18	75

Income from continuing operations before income tax (expense) benefit	200	68	181	552
Income tax (expense) benefit	(86)	(48)	54	(185)

Income from continuing operations	114	20	235	367
(Loss) income from discontinued operations, net of tax	(5)	(383)	15	(445)

Net income (loss)	109	(363)	250	(78)
Less: Net income attributable to noncontrolling interests	(19)	(15)	(71)	(69)

Net income (loss) attributable to News Corporation stockholders	90	(378)	179	(147)
Less: Adjustments to Net income (loss) attributable to News Corporation stockholders – Redeemable preferred stock dividends	(1)	(1)	(2)	(2)

Net income (loss) available to News Corporation stockholders	$89	$(379)	$177	$(149)

Weighted average shares outstanding:
Basic	580	583	581	581
Diluted	582	584	583	583

Income from continuing operations available to News Corporation stockholders per share - basic and diluted	$0.16	$0.01	$0.28	$0.51
(Loss) income from discontinued operations available to News Corporation stockholders per share - basic and diluted	$(0.01)	$(0.66)	$0.02	$(0.77)

Net income (loss) available to News Corporation stockholders per share - basic and diluted	$0.15	$(0.65)	$0.30	$(0.26)

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	As of June 30, 2016	As of June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,832	$1,951
Restricted cash	315	—
Receivables, net	1,229	1,283
Other current assets	513	780

Total current assets	3,889	4,014

Non-current assets:
Investments	2,270	2,379
Property, plant and equipment, net	2,405	2,690
Intangible assets, net	2,207	2,203
Goodwill	3,714	3,063
Deferred income tax assets	602	219
Other non-current assets	396	467

Total assets	$15,483	$15,035

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$217	$238
Accrued expenses	1,371	1,125
Deferred revenue	388	346
Other current liabilities	466	401

Total current liabilities	2,442	2,110

Non-current liabilities:
Borrowings	369	—
Retirement benefit obligations	350	305
Deferred income tax liabilities	171	166
Other non-current liabilities	349	318

Commitments and contingencies

Redeemable preferred stock	20	20

Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,434	12,433
Retained earnings	150	88
Accumulated other comprehensive loss	(1,026)	(582)

Total News Corporation stockholders’ equity	11,564	11,945
Noncontrolling interests	218	171

Total equity	11,782	12,116

Total liabilities and equity	$15,483	$15,035

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the fiscal years ended
	June 30,
	2016	2015
Operating activities:
Net income (loss)	$250	$(78)
Less: Income (loss) from discontinued operations	15	(445)

Income from continuing operations:	235	367

Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Depreciation and amortization	505	498
Equity earnings of affiliates	(30)	(58)
Cash distributions received from affiliates	34	138
Other, net	(18)	(75)
Deferred income taxes and taxes payable	(147)	59
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	22	29
Inventories, net	35	18
Accounts payable and other liabilities	342	34
Pension and postretirement benefit plans	(26)	(22)

Net cash provided by operating activities from continuing operations	952	988

Investing activities:
Capital expenditures	(256)	(308)
Changes in restricted cash	(315)	—
Acquisitions, net of cash acquired	(520)	(1,190)
Investments in equity affiliates and other	(51)	(146)
Other investments	(54)	(224)
Proceeds from dispositions	42	182
Other	30	15

Net cash used in investing activities from continuing operations	(1,124)	(1,671)

Financing activities:
Borrowings	342	—
Repayment of borrowings acquired in the Move acquisition	—	(129)
Repurchase of shares	(41)	(30)
Dividends paid	(147)	(30)
Other, net	(4)	(1)

Net cash provided by (used in) financing activities from continuing operations	150	(190)

Net decrease in cash and cash equivalents from continuing operations	(22)	(873)
Net decrease in cash and cash equivalents from discontinued operations	(61)	(227)
Cash and cash equivalents, beginning of period	1,951	3,145
Exchange movement on opening cash balance	(36)	(94)

Cash and cash equivalents, end of period	$1,832	$1,951

NOTE 1 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, costs associated with the U.K. Newspaper Matters, the NAM Group and Zillow settlements and foreign currency fluctuations (“Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA”) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under GAAP and should not be construed as substitutes for amounts determined under GAAP as measures of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following table reconciles reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months and fiscal years ended June 30, 2016 and 2015.

	Revenues			Total Segment EBITDA
	For the three months ended June 30,			For the three months ended June 30,
	2016	2015	Difference	2016	2015	Difference
	(in millions)			(in millions)
As reported	$2,226	$2,117	$109	$361	$215	$146
Impact of acquisitions	(42)	—	(42)	24	—	24
Impact of foreign currency fluctuations	54	—	54	7	—	7
Net impact of U.K. Newspaper Matters	—	—	—	4	8	(4)
Zillow settlement	—	—	—	(122)	—	(122)

As adjusted	$2,238	$2,117	$121	$274	$223	$51

	Revenues			Total Segment EBITDA
	For the fiscal years ended June 30,			For the fiscal years ended June 30,
	2016	2015	Difference	2016	2015	Difference
	(in millions)			(in millions)
As reported	$8,292	$8,524	$(232)	$684	$945	$(261)
Impact of acquisitions	(243)	—	(243)	46	24	22
Impact of divestitures	—	(2)	2	—	—	—
Impact of foreign currency fluctuations	455	—	455	70	—	70
Net impact of U.K. Newspaper Matters	—	—	—	19	50	(31)
NAM Group and Zillow settlements, net	—	—	—	158	—	158

As adjusted	$8,504	$8,522	$(18)	$977	$1,019	$(42)

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months and fiscal years ended June 30, 2016 and 2015 are as follows:

	For the three months ended June 30,
	2016	2015	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
News and Information Services	$1,437	$1,404	2%
Book Publishing	427	390	9%
Digital Real Estate Services	222	189	17%
Cable Network Programming	152	133	14%
Other	—	1	**

Adjusted Total Revenues	$2,238	$2,117	6%

Adjusted Segment EBITDA:
News and Information Services	$186	$169	10%
Book Publishing	50	33	52%
Digital Real Estate Services	56	45	24%
Cable Network Programming	25	22	14%
Other	(43)	(46)	7%

Adjusted Total Segment EBITDA	$274	$223	23%

**	- Not meaningful

	For the fiscal years ended June 30,
	2016	2015	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
News and Information Services	$5,577	$5,731	(3)%
Book Publishing	1,640	1,667	(2)%
Digital Real Estate Services	743	623	19%
Cable Network Programming	544	500	9%
Other	—	1	**

Adjusted Total Revenues	$8,504	$8,522	—%

Adjusted Segment EBITDA:
News and Information Services	$545	$603	(10)%
Book Publishing	184	226	(19)%
Digital Real Estate Services	273	220	24%
Cable Network Programming	138	135	2%
Other	(163)	(165)	1%

Adjusted Total Segment EBITDA	$977	$1,019	(4)%

**	- Not meaningful

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended June 30, 2016 and 2015.

	For the three months ended June 30, 2016
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	Zillow Settlement	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,417	$(18)	$38	$—	$—	$1,437
Book Publishing	433	(12)	6	—	—	427
Digital Real Estate Services	229	(12)	5	—	—	222
Cable Network Programming	147	—	5	—	—	152
Other	—	—	—	—	—	—

Total Revenues	$2,226	$(42)	$54	$—	$—	$2,238

Segment EBITDA:
News and Information Services	$160	$24	$2	$—	$—	$186
Book Publishing	50	(1)	1	—	—	50
Digital Real Estate Services	175	1	2	—	(122)	56
Cable Network Programming	23	—	2	—	—	25
Other	(47)	—	—	4	—	(43)

Total Segment EBITDA	$361	$24	$7	$4	$(122)	$274

	For the three months ended June 30, 2015
	As Reported	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,404	$—	$1,404
Book Publishing	390	—	390
Digital Real Estate Services	189	—	189
Cable Network Programming	133	—	133
Other	1	—	1

Total Revenues	$2,117	$—	$2,117

Segment EBITDA:
News and Information Services	$169	$—	$169
Book Publishing	33	—	33
Digital Real Estate Services	45	—	45
Cable Network Programming	22	—	22
Other	(54)	8	(46)

Total Segment EBITDA	$215	$8	$223

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the fiscal years ended June 30, 2016 and 2015.

	For the fiscal year ended June 30, 2016
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	NAM Group and Zillow Settlement, net	As Adjusted
	(in millions)
Revenues:
News and Information Services	$5,338	$(51)	$290	$—	$—	$5,577
Book Publishing	1,646	(45)	39	—	—	1,640
Digital Real Estate Services	822	(145)	66	—	—	743
Cable Network Programming	484	—	60	—	—	544
Other	2	(2)	—	—	—	—

Total Revenues	$8,292	$(243)	$455	$—	$—	$8,504

Segment EBITDA:
News and Information Services	$214	$35	$16	$—	$280	$545
Book Publishing	185	(4)	3	—	—	184
Digital Real Estate Services	344	14	37	—	(122)	273
Cable Network Programming	124	—	14	—	—	138
Other	(183)	1	—	19	—	(163)

Total Segment EBITDA	$684	$46	$70	$19	$158	$977

	For the fiscal year ended June 30, 2015
	As Reported	Impact of Acquisitions	Impact of Divestitures	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$5,731	$—	$—	$—	$5,731
Book Publishing	1,667	—	—	—	1,667
Digital Real Estate Services	625	—	(2)	—	623
Cable Network Programming	500	—	—	—	500
Other	1	—	—	—	1

Total Revenues	$8,524	$—	$(2)	$—	$8,522

Segment EBITDA:
News and Information Services	$603	$—	$—	$—	$603
Book Publishing	221	5	—	—	226
Digital Real Estate Services	201	19	—	—	220
Cable Network Programming	135	—	—	—	135
Other	(215)	—	—	50	(165)

Total Segment EBITDA	$945	$24	$—	$50	$1,019

NOTE 2 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses, selling, general and administrative expenses and excluding the impact of the NAM Group and Zillow legal settlements. Segment EBITDA does not include: Depreciation and amortization, impairment and restructuring charges, equity earnings of affiliates, interest, net, other, net, and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences). Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what items should be included in the calculation of Segment EBITDA.

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The following table reconciles Total Segment EBITDA to income from continuing operations.

	For the three months ended June 30,
	2016	2015	Change	% Change
	(in millions)			Better/(Worse)
Revenues	$2,226	$2,117	$109	5%
Operating expenses	(1,252)	(1,215)	(37)	(3)%
Selling, general and administrative	(735)	(687)	(48)	(7)%
Zillow settlement	122	—	122	**

Total Segment EBITDA	361	215	146	68%
Depreciation and amortization	(135)	(123)	(12)	(10)%
Impairment and restructuring charges	(26)	(53)	27	51%
Equity earnings of affiliates	5	10	(5)	(50)%
Interest, net	9	14	(5)	(36)%
Other, net	(14)	5	(19)	**

Income from continuing operations before income tax expense	200	68	132	**
Income tax expense	(86)	(48)	(38)	(79)%

Income from continuing operations	$114	$20	$94	**

**	- Not meaningful

	For the fiscal years ended June 30,
	2016	2015	Change	% Change
	(in millions)
Revenues	$8,292	$8,524	$(232)	(3)%
Operating expenses	(4,728)	(4,952)	224	5%
Selling, general and administrative	(2,722)	(2,627)	(95)	(4)%
NAM Group and Zillow settlements, net	(158)	—	(158)	**

Total Segment EBITDA	684	945	(261)	(28)%
Depreciation and amortization	(505)	(498)	(7)	(1)%
Impairment and restructuring charges	(89)	(84)	(5)	(6)%
Equity earnings of affiliates	30	58	(28)	(48)%
Interest, net	43	56	(13)	(23)%
Other, net	18	75	(57)	(76)%

Income from continuing operations before income tax benefit (expense)	181	552	(371)	(67)%
Income tax benefit (expense)	54	(185)	239	**

Income from continuing operations	$235	$367	$(132)	(36)%

**	- Not meaningful

NOTE 3 – ADJUSTED NET INCOME AVAILABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net income from continuing operations available to News Corporation stockholders and diluted earnings per share from continuing operations (“EPS”) excluding expenses related to the U.K. Newspaper Matters, Impairment and restructuring charges, Other, net and the NAM Group and Zillow legal settlements, net of tax (“adjusted net income from continuing operations available to News Corporation stockholders and adjusted EPS”) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of adjusted net income from continuing operations available to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income from continuing operations available to News Corporation stockholders and adjusted EPS are not measures of performance under GAAP and should not be construed as substitutes for consolidated net income available to News Corporation stockholders and net income per share as determined under GAAP as a measure of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net income from continuing operations available to News Corporation stockholders and reported diluted EPS to adjusted net income from continuing operations available to News Corporation stockholders and adjusted EPS for the three months and fiscal years ended June 30, 2016 and 2015.

	For the three months ended		For the three months ended
	June 30, 2016		June 30, 2015
	Net income available to stockholders	EPS	Net income available to stockholders	EPS
	(in millions, except per share data)
Income from continuing operations	$114		$20
Less: Net income attributable to noncontrolling interests	(19)		(15)
Less: Redeemable preferred stock dividends	(1)		(1)

Income from continuing operations available to News Corporation stockholders	$94	$0.16	$4	$0.01
U.K. Newspaper Matters	4	0.01	8	0.02
Impairment and restructuring charges	26	0.04	53	0.08
Other, net	14	0.02	(5)	(0.01)
Zillow settlement	(122)	(0.21)	—	—
Tax impact on items above (a)	39	0.07	(11)	(0.02)
Impact of noncontrolling interest on items included in Other, net above	6	0.01	—	—

As adjusted	$61	$0.10	$49	$0.08

(a)	Tax impact on items above for the three months ended June 30, 2016 includes a tax expense of $47 million related to the Zillow settlement gain.

	For the fiscal year ended		For the fiscal year ended
	June 30, 2016		June 30, 2015
	Net income available to stockholders	EPS	Net income available to stockholders	EPS
	(in millions, except per share data)
Income from continuing operations	$235		$367
Less: Net income attributable to noncontrolling interests	(71)		(69)
Less: Redeemable preferred stock dividends	(2)		(2)

Income from continuing operations available to News Corporation stockholders	$162	$0.28	$296	$0.51
U.K. Newspaper Matters	19	0.03	50	0.08
Impairment and restructuring charges	89	0.15	84	0.14
Other, net (a)	(18)	(0.03)	(75)	(0.13)
NAM Group and Zillow settlements, net	158	0.27	—	—
Tax impact on items above (b)	(89)	(0.15)	(20)	(0.03)
Tax benefit (c)	(106)	(0.18)	—	—
Impact of noncontrolling interest on items included in Other, net above	17	0.03	11	0.02

As adjusted	$232	$0.40	$346	$0.59

(b)	Other, net for the fiscal year ended June 30, 2016 primarily includes a non-taxable gain of $29 million resulting from the revaluation of REA Group’s previously held equity interest in iProperty. Other, net for the fiscal year ended June 30, 2015 primarily includes a gain on the sale of marketable securities and dividends received from cost method investments.
(c)	Tax impact on items above for the fiscal year ended June 30, 2016 includes a tax benefit of $107 million related to the NAM Group settlement charge and a tax expense of $47 million related to the Zillow settlement gain.
(d)	The Company recognized a tax benefit of approximately $106 million from the release of valuation allowances resulting from the disposal of the digital education business in the fiscal year ended June 30, 2016.